Exhibit 1.1

CHINA UNICOM LIMITED (Stock code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of September 2004.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of September 2004.

Operational Statistics for the month of September 2004 and the comparative figures for the previous month are as follows:-

	September 2004	August 2004

1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	81.579 million	80.686 million
— Post-paid Subscribers	41.650 million	41.275 million
— Pre-paid Subscribers	39.929 million	39.411 million
Aggregated Net Addition in 2004 of GSM Cellular Service Subscribers	9.009 million	8.116 million
— Post-paid Subscribers	2.087 million	1.713 million
— Pre-paid Subscribers	6.922 million	6.403 million
Aggregated Number of CDMA Cellular Service Subscribers	25.832 million	25.135 million
— Post-paid Subscribers	24.019 million	23.352 million
— Pre-paid Subscribers	1.813 million	1.783 million
Aggregated Net Addition in 2004 of CDMA Cellular Service Subscribers	6.887 million	6.190 million
— Post-paid Subscribers	6.039 million	5.372 million
— Pre-paid Subscribers	0.848 million	0.818 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2004 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	7.4526 billion	6.5260 billion
— Domestic Long Distance	7.3344 billion	6.4236 billion
— International, Hong Kong, Macau & Taiwan Long-Distance	0.1182 billion	0.1024 billion
Aggregated Usage Volume in 2004 of Outgoing Calls of IP Telephone (minutes)	9.6461 billion	8.4649 billion
— Domestic Long Distance	9.5436 billion	8.3758 billion
— International, Hong Kong, Macau & Taiwan Long-Distance	0.1025 billion	0.0891 billion

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	13.398 million	13.332 million

Notes:

1.                                       All the Aggregated Numbers recorded for the months of August 2004 and September 2004 are aggregated data reported at 24:00 on 31 August 2004 and 30 September 2004 respectively.

2.                                     The accounting period of all Aggregated Net Additions in 2004 and all Aggregated Usage Volumes in 2004 for the month of September 2004 is the period commencing from 0:00 on 1 January 2004 to 24:00 on 30 September 2004 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of August and September 2004 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Wang Jianzhou, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson), Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 19 October 2004